Exhibit 28(h)(2)(a)(3)

SSGA Funds Management, Inc.

One Iron Street

Boston, MA 02210

January 16, 2019

Re: State Street Navigator Securities Lending Trust (the “Trust”) Administration Agreement – Additional Series

Ladies and Gentlemen:

Reference is made to the Administration Agreement between State Street Navigator Securities Lending Trust (the “Trust”) and SSGA Funds Management, Inc. (the “Administrator”) dated June 3, 2015, as amended (the “Agreement”).

In accordance with Section 1 of the Agreement, the Trust hereby notifies the Administrator of the following new Portfolio series:

Fund	Effective Date
State Street Navigator Securities Lending Portfolio II	November 5, 2018

Please let me know if you have any questions.

The previous Schedule A is hereby deleted and replaced with the attached Schedule A.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Bruce S, Rosenberg
Name:	Bruce S. Rosenberg
Title:	Treasurer, Duly Authorized

Agreed and Accepted:
SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President, Duly Authorized

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

State Street Navigator Securities Lending Trust

State Street Navigator Securities Lending Government Money Market Portfolio
State Street Navigator Securities Lending Portfolio I
State Street Navigator Securities Lending Portfolio II

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